UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2010

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2010, the Board of Directors of Monarch Casino & Resort, Inc. (the “Company”) appointed Yvette E. Landau to serve as a director of the Company, filling the vacant seat on the Board previously held by Charles W. Scharer.  Ms. Landau was appointed to the Audit Committee and the Compensation Committee of the Company’s Board of Directors and is expected to be appointed as the chairperson of an additional Committee in the near future.  As previously reported, Charles W. Scharer resigned from the Board of Directors of the Company on January 25, 2010, leaving the vacancy that has been filled by Ms. Landau.

As a non-employee director, Ms. Landau will receive an annual fee of $50,000.  As a participant in the Company’s Directors’ Stock Option Plan, Ms. Landau will also receive a stock option grant on June 18, 2010 to purchase 6,100 shares of common stock of the Company and additional stock option grants to purchase 6,100 shares of common stock of the Company each year on the date the Company’s annual stockholder meeting is held.  Each of the option grants vest on the six month anniversary of the grant date and have an exercise price equal to the closing price of the Company’s common stock on the grant date.

The press release issued by the Company on June 18, 2010 is included in Exhibit 99.1.

Section 9 — Financial Statement and Exhibits

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                           Press Release Issued June 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: June 18, 2010	/s/ Ronald Rowan
Ronald Rowan Chief Financial Officer and Treasurer